EXHIBIT 10.18

FORM OF RESTRICTED STOCK UNIT AGREEMENT

For use with the Company’s Long-Term Incentive Plan

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into by and between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and the Participant (defined hereafter) pursuant to the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), in combination with a Long Term Incentive Award Summary (the “Award Summary”). The Award Summary, which identifies the person to whom the restricted stock units are granted (the “Participant”) and specifies the date of grant of this Award (the “Grant Date”) and other details of this Award under the Plan, and the electronic acceptance of this Agreement, are incorporated in this Agreement by reference.
1.Grant and Acceptance of RSUs.
(a)The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of restricted stock units (the “Restricted Stock Units” or “RSUs”) set forth on the Award Summary.
(b)The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.
(c)This Agreement and the RSUs are subject to the terms and conditions of the Plan, which are incorporated by reference in this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. Any capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan.
2.Vesting of RSUs.
(a)Generally. Except as otherwise provided in this Section 2, the RSUs shall vest (and the Restriction Period applicable to the RSUs shall lapse) on the dates provided in the Award Summary (each, a “Vesting Date”), subject to the continued employment of the Participant by the Company or any Subsidiary through the applicable Vesting Date.
(b)Termination of Employment.
(i)General. If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than a termination due to death or Disability (and except as provided in Article IX of the Plan), then any outstanding RSUs shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(ii)Death or Disability. If the Participant’s employment is terminated due to death or Disability, then a number of RSUs shall vest (and the Restriction Period shall lapse) immediately upon such termination equal to the number of RSUs multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date through the date of termination, and the denominator of which is the number of days in such Restriction Period, as provided in Section 7.5(a) of the Plan. Such vested RSUs shall be settled as provided in Section 3. Any unvested RSUs after giving effect to the preceding sentences shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(iii)Change in Control. Notwithstanding the foregoing, upon a Change in Control, any outstanding RSUs shall be treated in accordance with the terms of Article IX of the Plan.
3.Settlement. Not later than the 30th day following the Vesting Date with respect to any RSUs, the Company shall issue to the Participant one share of Common Stock underlying each vested RSU (subject to Section 7(f) of this Agreement and Section 11.9 of the Plan in the case of RSUs that are “deferred compensation” subject to Code Section 409A).

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4.Forfeiture for Competition, Financial Restatements, and Clawback. Notwithstanding anything in this Agreement to the contrary, the RSUs shall be subject to the forfeiture provisions contained in Section 7.6 of the Plan if, during the Covered Period, the Participant engages in Wrongful Conduct. In the event that the Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence, the Company restates any of its financial statements, then the RSUs will be subject to the forfeiture provisions contained in Section 7.7 of the Plan. The RSUs shall also be subject to any claw back policy or compensation recovery policy or such other similar policy of the Company in effect from time to time.
5.Issuance of Shares.
(a)The shares of Common Stock issued in settlement of the RSUs shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s heirs or estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. The Company shall not be required to issue fractional shares of Common Stock upon settlement of the RSUs.
(b)To the extent permitted by Section 409A of the Code, the Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (1) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (2) compliance with any requests for representations; and (3) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.
6.Participant’s Rights with Respect to the RSUs.
(a)Restrictions on Transferability. Except as provided in Section 11.1 of the Plan, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than with the consent of the Company or by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death.
(b)No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the RSUs granted hereby unless and until shares of Common Stock are issued to the Participant.
(c)No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan).
(d)No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the RSUs, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the RSUs is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.
7.Miscellaneous.
(a)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

(b)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.
(c)Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery. All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after mailing.
(d)Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the RSUs as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant. This Agreement may not be amended, modified or supplemented orally.
(e)Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(f)Tax Withholding; Section 409A.
(i)The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) up to the maximum statutory withholding rate imposed by federal, state or local or foreign tax laws with respect to the RSUs. No shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such RSUs. To the extent permitted by Section 409A of the Code, the Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Participant may elect to tender shares of Common Stock (including shares of Common Stock issuable in respect of the RSUs) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).
(ii)It is intended that the provisions of this Agreement comply with Section 409A of the Code or an exemption thereunder to the extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.
(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(h) Employee Data Privacy. The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.
(i) Consent to Electronic Delivery. By entering into this Agreement and accepting the RSUs, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the RSUs via Company web site or other electronic delivery.

(j) Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.
(k) Further Assurances. The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated in this Agreement, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.
End of Document

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